Exhibit 99.1

Revlon Reports Strong Second Quarter 2008 Results

Net Sales Increase 8% and Profitability Improves Significantly

Revlon Brand New Products Drive Increase in June ACNielsen U.S. Mass Retail Share to 14%

NEW YORK--(BUSINESS WIRE)--Revlon, Inc. (NYSE: REV) today announced results for the second quarter ending June 30, 2008.

Second quarter 2008 financial results, compared to the second quarter of last year:

  Net sales of $376.4 million, compared to $349.2 million.
  Operating income of $59.4 million, compared to $16.9 million.
  Net income of $19.9 million, compared to a net loss of $11.3 million.
  Adjusted EBITDA1 of $81.7 million, compared to $42.0 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, David Kennedy, said, “Our strong results in the second quarter continue to validate our strategy. We continue to focus on the key drivers, including: innovative, high-quality, consumer-preferred new products; effective, integrated brand communication; competitive levels of advertising and promotion; and superb execution with our retail partners, which build our brands, particularly the Revlon brand, and generate sustainable, profitable sales growth. We also remain focused on controlling our costs and driving efficiencies throughout our organization, which continue to positively impact our margins and cash flows.”

Second Quarter Results

Net sales in the second quarter of 2008 increased by 7.8% to $376.4 million, compared to net sales of $349.2 million in the second quarter of 2007. Excluding the favorable impact of foreign currency fluctuations, net sales in the second quarter increased 5.5% versus year-ago.

In the United States, net sales in the second quarter of 2008 increased 6.0% to $216.4 million, compared to net sales of $204.2 million in the second quarter of 2007. The primary driver of the second quarter net sales growth was higher shipments of Revlon color cosmetics, largely due to 2008 new product launches, including initial shipments of our more extensive second half 2008 new product lineup.

In the Company’s international operations, net sales in the second quarter of 2008 increased 10.3% to $160.0 million, compared to net sales of $145.0 million in the second quarter of 2007. Excluding the favorable impact of foreign currency fluctuations, net sales in the second quarter of 2008 increased 4.8% compared to the same period last year, reflecting primarily higher shipments of Revlon color cosmetics products launched in 2008. Each of the company’s international regions, namely, Asia Pacific, Europe, and Latin America, experienced net sales growth and margin expansion in the second quarter of 2008 compared to the year-ago quarter.

Operating income was $59.4 million in the second quarter of 2008, versus $16.9 million in the second quarter of 2007. Net income in the second quarter of 2008 was $19.9 million, or $0.04 per fully diluted share, compared with a net loss of $11.3 million, or a loss of $0.02 per share, in the second quarter of 2007. Adjusted EBITDA was $81.7 million in the second quarter of 2008, compared to $42.0 million in the same period last year.

Operating income, net income and Adjusted EBITDA in the second quarter of 2008 improved significantly compared to the same period last year, primarily driven by higher net sales and the non-recurrence of brand support in the second quarter of 2007 related to the launch of Revlon Colorist hair color. The Company continued to support its brands worldwide with comparable levels of dollar spending in the second quarter of 2008 compared to the second quarter of last year, excluding the prior year brand support related to the launch of Revlon Colorist, as noted above.

Operating income, Adjusted EBITDA and net income in the second quarter of 2008 include a net gain of $5.9 million, $6.0 million and $4.9 million, respectively, related to the sale of a facility in Mexico. The expected full year impact of the sale of the facility in Mexico on operating income, Adjusted EBITDA and net income will be a net gain of $4.3 million, $4.9 million and $3.5 million, respectively, after recording restructuring and other related charges in the second half of the year.

Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.

Six Months Results

Net sales in the first six months of 2008 increased 2.8% to $696.8 million, compared to net sales of $677.8 million in the first six months of 2007. Excluding the favorable impact of foreign currency fluctuations, net sales in the first six months were essentially unchanged versus year-ago.

In the United States, net sales in the first six months of 2008 decreased 1.0% to $393.6 million, compared to net sales of $397.5 million in the first six months of 2007. In the Company’s international operations, net sales in the first six months of 2008 increased 8.2% to $303.2 million, compared to net sales of $280.3 million in the first six months of 2007. Excluding the favorable impact of foreign currency fluctuations, net sales in international operations in the first six months of 2008 increased 1.7% compared to the same period last year.

Operating income was $91.9 million in the first six months of 2008, versus $19.9 million in the first six months of 2007. Net income in the first six months of 2008 was $17.4 million, or $0.03 per fully diluted share, compared with a net loss of $46.5 million or a loss of $0.09 per share, in the first six months of 2007. Adjusted EBITDA was $139.8 million in the first six months of 2008, compared to $74.3 million in the same period last year. Operating income, Adjusted EBITDA and net income in the first six months of 2008 include a net gain of $5.7 million, $5.9 million and $4.9 million, respectively, related to the sale of a facility in Mexico. Operating income, Adjusted EBITDA and net income in the first six months of 2008 also include a net gain of $5.9 million related to the sale of a non-core trademark.

U.S. Share Results2

U.S. mass retail share results, according to ACNielsen, for the Revlon and Almay color cosmetics brands, and for women’s hair color, anti-perspirants and deodorants, and beauty tools for the second quarter of 2008 are summarized in the table below:

	$ Share %
	Q2 2008	Q2 2007	Point Change

Revlon Brand Color Cosmetics	13.0	13.3	(0.3)
Almay Brand Color Cosmetics	5.7	6.1	(0.4)
Women’s Hair Color	10.0	11.3	(1.3)
Anti-perspirants / deodorants	5.4	5.9	(0.5)
Revlon Beauty Tools	17.9	23.9	(6.0)

Color Cosmetics

In terms of U.S. mass retail share performance, according to ACNielsen, the color cosmetics category grew 4.4% in the second quarter of 2008 compared to the same period last year.

Revlon Brand Color Cosmetics

The Revlon brand continued to maintain an approximate 13% dollar share in the second quarter of 2008, in line with its quarterly performance since the fourth quarter of 2006.

Importantly, Revlon brand mass retail share in June 2008 was 14.0%, up 0.5 points compared to June 2007 and up 1.5 points compared to May 2008 reflecting new product performance, effective brand communication and competitive levels of brand support.

As of June 2008, products launched in the first half of 2008 were substantially in full distribution. Two products from this launch, Revlon Custom Creations foundation and Revlon ColorStay Mineral foundation, continue to be ranked in the ACNielsen top 10 new products (by retail dollar sales) through June 2008.

Almay Brand Color Cosmetics

In the second quarter 2008, Almay continued to maintain an approximate 6% dollar share, in line with its quarterly performance since the fourth quarter of 2006. Almay’s positive performance in the face category was driven primarily by Almay TLC Foundation and Almay Smart Shade Blush and Bronzer, which were launched in the first half of 2008 and second half of 2007, respectively.

Women’s Hair Color

The Women’s hair color category declined by 0.4% in the second quarter of 2008 compared to the same period last year. Revlon ColorSilk recorded a 7.9% dollar share in the second quarter 2008, up 0.2 points compared to the year-ago period, with dollar volume up 2.8% versus the year-ago period.

Anti-perspirants / deodorants

The anti-perspirants/deodorants category increased by 2.5% in the second quarter of 2008 compared to the same period last year. In the second quarter 2008, Mitchum continued to maintain an approximate 5% dollar share, in line with its quarterly performance since the third quarter of 2007.

Revlon Beauty Tools

The beauty tools category expanded over 36% in the second quarter 2008, significantly higher than the historical growth rate, driven by a single pedicure product introduction by a non-traditional beauty tools category participant. Dollar volume of Revlon beauty tools, as measured by ACNielsen, grew approximately 2% in the second quarter 2008 and Revlon beauty tools was the only branded traditional beauty tools participant to grow consumption during the second quarter 2008. Excluding this non-traditional single pedicure product, Revlon dollar share would have increased in the second quarter 2008 by 0.8 points to 24.7%.

Company Strategy

The Company continues to focus on its strategy: (i) building and leveraging its strong brands; (ii) improving the execution of its strategies and plans, and providing for continued improvement in its organizational capability through enabling and developing its employees; (iii) continuing to strengthen its international business; (iv) improving its operating profit margins and cash flow; and (v) improving its capital structure.

Further enhancing its brand ambassador lineup, the Company recently signed Academy Award winning actress Jennifer Connelly to represent the Revlon brand and Hollywood rising star Leslie Bibb to represent the Almay brand. Jennifer joins a star-studded lineup of accomplished and glamorous women that represent the Revlon brand, including Academy Award winning actress Halle Berry, actress Jessica Alba, actress Beau Garrett and newly-signed supermodel and entrepreneur Elle Macpherson. Leslie joins Elaine Irwin-Mellencamp and Marina Theiss who currently represent the Almay cosmetics brand worldwide. In addition, world-renowned makeup artist, Gucci Westman, serves as Revlon’s Global Artistic Director.

Third Quarter Sale of Non-Core Brazilian Brands in $104 million All Cash Transaction

On July 28, 2008, Revlon completed the sale of its non-core Bozzano brand, a leading men’s hair care and shaving line of products, and certain other non-core brands, which are sold only in the Brazilian market. The transaction was effected through the sale of the Company’s Brazilian subsidiary, Ceil Comércio E Distribuidora Ltda. (“Ceil”), to Hypermarcas S.A., a Brazilian diversified consumer products corporation.

The purchase price was approximately $104 million in cash, plus approximately $3 million in cash on Ceil’s balance sheet. The Company expects net proceeds, after payment of taxes and transaction costs, to be approximately $94 million. The Company is currently evaluating the most appropriate use of net proceeds from this transaction.

In the results for the third quarter of 2008, the Company expects to record a one-time gain from this transaction of approximately $50 million. The Company expects that Ceil’s net sales, operating income and Adjusted EBITDA would not be material to the ongoing financial results of Revlon, Inc.

Revlon brand color cosmetics will continue to be marketed in Brazil through its current third party distributor.

Reverse Stock Split

As previously announced, Revlon intends to effect the 1-for-10 reverse stock split of its Class A and Class B common stock sometime in the third quarter of 2008. In accordance with NYSE standards, Revlon has six months from April 11, 2008 to bring the share price of its Class A common stock and its 30-trading day average closing price to at least $1.00.

Outlook

In conclusion, Mr. Kennedy said, “We have demonstrated continued progress in the first half of the year and are realizing the benefits of executing our strategy. We believe that our focus on the key drivers, including: innovative, high-quality, consumer-preferred new products; effective, integrated brand communication; competitive levels of advertising and promotion; and superb execution with our retail partners should continue to generate sustainable, profitable sales growth and positive free cash flow.”

Second Quarter 2008 Results and Conference Call

The Company will host a conference call with members of the investment community on July 31, 2008 at 9:30 A.M. EDT to discuss results of the second quarter. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

Footnotes to Press Release

1Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i)	monitor and evaluate the performance of the Company's business operations;
(ii)	facilitate management's internal comparisons of the Company's historical operating performance of its business operations;
(iii)	facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
(iv)	review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;
(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

2All mass retail share and consumption data is U.S. mass-retail dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company’s U.S. mass-retail dollar volume. Such data represent ACNielsen’s estimates based upon mass retail sample data gathered by ACNielsen and are therefore subject to some degree of variance and may contain slight rounding differences.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations and/or plans regarding: (i) our belief that our strong results in the second quarter continue to validate our strategy; (ii) our plans to continue to focus on the key drivers, including: innovative, high-quality, consumer-preferred new products; effective, integrated brand communication; competitive levels of advertising and promotion; and superb execution with our retail partners which build our brands, particularly the Revlon brand, and generate sustainable, profitable sales growth; (iii) our plans to also remain focused on controlling our costs and driving efficiencies throughout our organization, which continue to positively impact our margins and cash flow; (iv) our plans to continue to focus on our strategy, including by--(a) building and leveraging our strong brands, (b) improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability through enabling and developing our employees, (c) continuing to strengthen our international business, (d) improving our operating profit margins and cash flow, and (e) improving our capital structure; (v) the Company's estimate that the July 2008 sale of its Brazilian subsidiary will result in approximately $94 million of net proceeds (after the payment of taxes and transaction costs) and the Company's expectations that it will record a one-time gain from this transaction of approximately $50 million in its results for the third quarter of 2008 and that Ceil's net sales, operating income and Adjusted EBITDA would not be material to Revlon's ongoing financial results; (vi) the Company's beliefs, expectations and/or intent to consummate the reverse stock split and its intended timing; and (vii) our belief that our focus on the key drivers, including: innovative, high-quality, consumer-preferred new products; effective, integrated brand communication; competitive levels of advertising and promotion; and superb execution with our retail partners should continue to generate sustainable, profitable sales growth and positive free cash flow. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2007 Annual Report on Form 10-K filed with the SEC in March 2008 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we will file with the SEC during 2008 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) less than anticipated results from our strategy, such as noted in clause (iv) below; (ii) difficulties, delays, unanticipated costs or our inability to build our brands, particularly the Revlon brand, and generate sustainable, profitable sales growth, such as due to less than effective new product development, less than expected acceptance of our new products by consumers and/or retail customers, less than expected acceptance of our brand communication by consumers and/or retail partners, less than expected levels of advertising and promotion support for our new product launches and/or less than expected levels of execution with our retail partners; (iii) our inability to control our costs and drive efficiencies throughout our organization, which could result in less than expected margins and cash flow; (iv) difficulties, delays, unanticipated costs or our inability to continue to focus on our strategy, such as (a) less than expected growth of our brands, such as due to less than expected acceptance of our new or existing products under these brands by consumers and/or retail customers, (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or improve our organizational capability through enabling and developing our employees, (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands, (d) our inability to improve our operating profit margins and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our restructuring actions and/or ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure; (v) less than anticipated net proceeds from the sale of the Company's Brazilian subsidiary, such as due to higher than anticipated expenses or taxes, and/or changes in the one-time gain from such sale, such as due to unanticipated changes in the subsidiary's closing date financial statements that could affect the amount of the one-time gain; (vi) there can be no assurances that the reverse stock split will be consummated and/or delays or changes in the intended timing of the reverse stock split; and (vii) difficulties, delays, unanticipated costs or our inability to generate sustainable, profitable sales growth and positive free cash flow, such as due to less than anticipated shipments, including due to less than anticipated acceptance of our new products by consumers and/or retail customers, more than anticipated product returns, as well as actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the category, retailer inventory management, retailer space reconfigurations and/or reductions in retailer display space, changes in consumer preferences, such as reduced consumer demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net sales	$376.4	$349.2	$696.8	$677.8
Cost of sales	130.0	127.8	247.4	254.0
Gross profit	246.4	221.4	449.4	423.8
Selling, general and administrative expenses	192.4	202.4	369.1	397.5
Restructuring costs and other, net	(5.4)	2.1	(11.6)	6.4

Operating income	59.4	16.9	91.9	19.9

Other expenses (income):
Interest expense	30.8	33.6	62.9	67.4
Interest income	(0.2)	(0.2)	(0.5)	(1.5)
Amortization of debt issuance costs	1.5	0.2	2.8	1.3
Foreign currency gains, net	(1.3)	(0.6)	(5.6)	(0.5)
Loss on early extinguishment of debt	-	-	-	0.1
Miscellaneous, net	(0.1)	(1.0)	-	(1.0)
Other expenses, net	30.7	32.0	59.6	65.8

Income (loss) before income taxes	28.7	(15.1)	32.3	(45.9)

Provision (benefit) for income taxes	8.8	(3.8)	14.9	0.6

Net income (loss)	$19.9	$(11.3)	$17.4	$(46.5)

Basic income (loss) per common share	$0.04	$(0.02)	$0.03	$(0.09)
Diluted income (loss) per common share	$0.04	$(0.02)	$0.03	$(0.09)

Weighted average number of common shares outstanding:
Basic	511,700,368	509,460,295	511,690,858	497,973,637
Diluted	512,329,826	509,460,295	512,117,244	497,973,637

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
ASSETS	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$31.2	$46.8
Trade receivables, net	192.7	202.7
Inventories	182.9	169.1
Prepaid expenses and other	65.7	52.6
Total current assets	472.5	471.2
Property, plant and equipment, net	113.9	113.7
Other assets	110.9	118.2
Goodwill, net	186.4	186.2
Total assets	$883.7	$889.3

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Short-term borrowings	$2.7	$2.1
Current portion of long-term debt	8.7	6.5
Accounts payable	103.4	89.7
Accrued expenses and other	247.9	250.4
Total current liabilities	362.7	348.7
Long-term debt	1,221.6	1,432.4
Long-term debt - affiliates	170.0	-
Long-term pension and other post-retirement plan liabilities	110.2	112.4
Other long-term liabilities	82.2	77.8
Total stockholders' deficiency	(1,063.0)	(1,082.0)
Total liabilities and stockholders' deficiency	$883.7	$889.3

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Six Months Ended
	June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income (loss)	$17.4	$(46.5)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization	46.6	52.4
Amortization of debt discount	0.3	0.3
Stock compensation amortization	4.1	3.2
Gain on sale of a non-core trademark and certain assets	(12.7)	(0.6)
Change in assets and liabilities:
Decrease in trade receivables	11.5	25.0
Increase in inventories	(12.9)	(3.3)
(Increase) decrease in prepaid expenses and other current assets	(6.3)	5.3
Increase in accounts payable	11.7	7.7
Decrease in accrued expenses and other current liabilities	(14.9)	(46.1)
Purchase of permanent displays	(26.1)	(34.2)
Other, net	4.2	3.8
Net cash provided by (used in) operating activities	22.9	(33.0)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8.1)	(5.3)
Proceeds from the sale of a non-core trademark and certain assets	9.3	-
Net cash provided by (used in) investing activities	1.2	(5.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	1.8	(2.1)
Repayment under the 2006 Revolving Credit Facility, net	(41.6)	(9.1)
Proceeds from the issuance of long-term debt	-	0.4
Proceeds from the issuance of long-term debt - affiliates	170.0	-
Repayment of long-term debt	(167.4)	(50.0)
Net proceeds from the $100 Million Rights Offering	-	98.9
Payment of financing costs	(3.0)	(0.8)
Net cash (used in) provided by financing activities	(40.2)	37.3
Effect of exchange rate changes on cash and cash equivalents	0.5	0.1
Net decrease in cash and cash equivalents	(15.6)	(0.9)
Cash and cash equivalents at beginning of period	46.8	35.4
Cash and cash equivalents at end of period	$31.2	$34.5

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$66.5	$69.2
Income taxes, net of refunds	8.7	7.0

Supplemental schedule of noncash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	0.4	0.1

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2008	2007
	(Unaudited)
Reconciliation to net income (loss):

Net income (loss)	$19.9	$(11.3)

Interest expense, net	30.6	33.4
Amortization of debt issuance costs	1.5	0.2
Foreign currency gains, net	(1.3)	(0.6)
Miscellaneous, net	(0.1)	(1.0)
Provision (benefit) for income taxes	8.8	(3.8)
Depreciation and amortization	22.3	25.1

Adjusted EBITDA	$81.7	$42.0

	Six Months Ended
	June 30,
	2008	2007
	(Unaudited)
Reconciliation to net income (loss):

Net income (loss)	$17.4	$(46.5)

Interest expense, net	62.4	65.9
Amortization of debt issuance costs	2.8	1.3
Foreign currency gains, net	(5.6)	(0.5)
Miscellaneous, net	-	(0.9)
Provision for income taxes	14.9	0.6
Depreciation and amortization	47.9	54.4

Adjusted EBITDA	$139.8	$74.3

CONTACT:
Investor Relations & Media:
Revlon
Abbe F. Goldstein, CFA, 212-527-6465